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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

We consent to the use in this Registration Statement relating to the $120 million, 10% Senior Notes due in 2012 of WII Components, Inc. (the "Company") on Form S-4 of our report dated March 17, 2004, relating to the consolidated financial statements of the Company for the period from inception (April 1, 2003) to December 31, 2003 and the consolidated financial statements of Woodcraft Industries, Inc and Subsidiaries (the "Predecessor Company") as of and for the year ended December 31, 2002 and for the three-month period ended March 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (i) the change in the method of accounting for goodwill and (ii), the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in the prospectus which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the Successor consolidated financial statement schedules for the nine-month period from inception (April 1, 2003) to December 31, 2003 and the Predecessor consolidated financial statement schedules for the three-month period ended March 31, 2003 and the year ended December 31, 2002. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the Successor consolidated financial statement schedules for the nine-month period from inception (April 1, 2003) to December 31, 2003, and the Predecessor consolidated financial statement schedules for the three-month period ended March 31, 2003 and the year ended December 31, 2002, when considered in relation to the basic consolidated financial statements for the corresponding periods taken as a whole, present fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP


Minneapolis, Minnesota
May 12, 2004